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                                                                    EXHIBIT 23.2

                 Notice Regarding Consent of Arthur Andersen LLP


         Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement , or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

         On June 27, 2002, Newpark dismissed Arthur Andersen LLP ("Arthur Andersen") as its independent auditors and engaged Ernst & Young LLP ("Ernst & Young") to serve as its independent auditors for the fiscal year ending December 31, 2002. The Arthur Andersen dismissal and the Ernst & Young engagement were recommended by Newpark's Audit Committee and approved by Newpark's Board of Directors and became effective immediately. For additional information, see Newpark's Current Report on Form 8-K filed with the SEC on July 2, 2002. Newpark's understanding is that the staff of the SEC has taken the position that it will not accept consents from Arthur Andersen if the engagement partner and the manager for



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Newpark's audit are no longer with Arthur Andersen. Both the engagement partner and the manager for Newpark's audit are no longer with Arthur Andersen. As a result, Newpark has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this Form S-8 of Arthur Andersen's audit report with respect to the Company's consolidated financial statements as of December 31, 2001 and December 31, 2000 and for the fiscal years then ended. Under these circumstances, Rule 437a under the Securities Act permits Newpark to file this Form S-8 without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of Newpark's securities under this Form S-8. To the extent provided in
Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including Newpark's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under
Section 11(b) of the Securities Act.



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